Triton International Names Carla Heiss as General Counsel
HAMILTON, Bermuda--(BUSINESS WIRE)-November 22, 2019-- The Company today announced that Marc Pearlin, Senior Vice President and General Counsel, will be retiring at the end of the year after 33 years of dedicated and loyal service to the Company.
We are pleased to announce that Carla Heiss will be joining Triton December 1st as Senior Vice President, General Counsel & Secretary and report to Brian M. Sondey, Chairman and CEO.  "We would like to thank Marc for all his hard work and many accomplishments for Triton/TAL/Transamerica, and wish him well in retirement," Mr. Sondey said, "We are excited for Carla to join the Triton senior team. Carla's a seasoned lawyer that has worked for a global Fortune 500 public company for many years and brings substantial corporate and financial transaction experience."
About Carla Heiss
Carla previously spent 16 years at Bunge Limited, with her most recent role as Deputy General Counsel and Secretary. Prior to Bunge, Carla spent 9 years with the law firm of Shearman & Sterling LLP where she was a member of the capital markets and international finance practice groups. Carla has an undergraduate degree from Cornell University and a law degree from The George Washington University Law School.
About Triton International Limited
Triton International Limited is the world’s largest lessor of intermodal freight containers. With a container fleet of 6.1 million twenty-foot equivalent units, Triton’s global operations include acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis.
Contacts
Andrew Greenberg
Senior Vice President
Finance & Investor Relations
914-697-2900